Exhibit 99.1

Coeur d'Alene Mines Corporation
505 Front Avenue,
P.O. Box 1
Coeur d'Alene, ID 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213

Press Release

CONTACT:	Tony Ebersole, Investor Relations Coeur d'Alene Mines Corporation 1-800-523-1535

COEUR REPORTS THIRD QUARTER RESULTS
– Growing Operating Cash Flow/EBITDA
– Exploration Successes at Cerro Bayo, Martha and Silver Valley Mines –
– Mine Life at Martha Increased –

COEUR D’ALENE, Idaho – November 8, 2004 – Coeur d’Alene Mines Corporation (NYSE:CDE), the world’s largest primary silver producer and a growing gold producer, today reported results for the third quarter and first nine months of 2004.

Highlights

Third Quarter

•	$0.1 million loss (excluding merger costs and pre-development expenses) compared with an $11.4 million loss (excluding debt restructuring costs and pre-development expenses) in the third quarter of 2003.
•	$2.1 million of operating profit deferred to the fourth quarter of 2004 due to concentrate shipments at the Cerro Bayo mine delayed by a temporary shutdown at the third-party smelter.
•	EBITDA (excluding merger costs and pre-development expenses) of $5.5 million compared to $(1.4) million (excluding debt restructuring costs and pre-development expenses) in 2003‘s third quarter.
•	Third quarter silver production of 3.0 million ounces, compared to 3.3 million ounces in the third quarter of 2003.
•	Third quarter gold production of 32,317 ounces, up 16% from the second quarter of 2004 and 6% higher than the third quarter of 2003.
•	Third quarter revenue of $31.3 million, up 15% from the second quarter of 2004, and up 30% from the third quarter of 2003./FONT>
•	$218.4 million in cash, cash equivalents and short-term investments at September 30.

First Nine Months

•	Loss of $1.5 million (excluding $23.7 million in pre-development costs and merger expenses), which compared to a loss of $18.2 million, (excluding $35.2 million of pre-development costs and debt restructuring costs) in the first nine months of 2003.
•	Silver production of 9.8 million ounces, compared to 10.7 million ounces in the first nine months of 2003.
•	Gold production of 82,277 ounces, compared to 93,410 ounces in the first nine months of 2003.
•	Revenue of $87.4 million, up 10% from the same period a year ago.

Operational

•	Full-year 2004 silver production expected at 13.7 million ounces.
•	Projected 2004 total gold production of 132,000 ounces.
•	Full year cash operating costs of $3.41 per silver ounce anticipated.
•	Final permitting at Kensington (Alaska) gold project expected in the first quarter of 2005, followed by a construction decision and initial production in 2006.
•	San Bartolome (Bolivia) updated feasibility study completed; construction decision expected in the fourth quarter of 2004, with initial silver production anticipated in 2006. Construction capital now estimated at $135 million and cash operating costs estimated at $3.65 per silver ounce. New Bolivian tax regulations expected to benefit mine construction and operation.
•	Positive exploration results – drilling at Cerro Bayo through the first nine months has already replaced expected 2004 production, with mine life at Martha increased to mid-2006 with additional exploration potential.

“Increased gold production at our silver mines, along with higher metals prices, resulted in a dramatic improvement in revenues in the recent quarter compared to both the second quarter of this year and last year’s third quarter. Meanwhile, we continued to invest in our new development projects and in exploration, with significant results, at our South America and Silver Valley (Idaho) mines,” said Dennis E. Wheeler, Chairman and Chief Executive Officer. “Coeur’s operations during the third quarter of 2004 demonstrated improving gold production rates resulting in positive operating cash flow before pre-development expenses and the impact of our previously proposed merger with Wheaton River Minerals, a production and cash flow trend we expect will continue through the remainder of the year. By year-end, we now expect to reach production levels of 13.7 million ounces of silver and 132,000 ounces of gold, at full-year cash costs of $3.41 per ounce of silver. Our balance sheet remains very strong, with $218 million in cash, which would allow us to fund our Kensington and San Bartolome projects.”

“This year, we markedly expanded the size of our exploration programs. Drilling year-to-date at Silver Valley, Cerro Bayo (Chile) and Martha (Argentina) has resulted in increased reserve and resource levels and anticipated mine lives. Already, results from this year have extended the mine life at Martha to at least mid-2006, with further opportunity to expand mineralized material.”

“At our Kensington gold development project, the final SEIS permit and Record of Decision are expected in the first quarter of 2005. Other ancillary permit applications have undergone the public review process and are currently being reviewed by federal and state agencies for issuance, which are expected in the first quarter of 2005. Final approval has been secured from the City and Borough of Juneau. At San Bartolome, the updated final feasibility study was completed and a construction decision is expected by year-end. Both of these major projects are targeted for initial production in 2006, adding significantly to Coeur’s overall gold and silver production growth,” Mr. Wheeler concluded.

As previously reported, the Company’s tender offer for outstanding shares of Wheaton River Minerals Ltd. expired on September 30, 2004. Coeur did not purchase any Wheaton shares tendered due to unsatisfied conditions of the offer.

Financial Summary

Coeur reported revenue of $31.3 million in the third quarter of 2004, a 30 percent increase over revenue of $24.0 million in the third quarter of 2003. The increase was due primarily to the higher realized silver and gold market prices compared to last year’s third quarter. For the third quarter, Coeur realized an average silver price of $6.74 per ounce compared to an average realized price during last year’s third quarter of $4.94 per ounce. For its gold sales, Coeur realized an average price of $410 per ounce during the third quarter compared to an average gold price of $341 per ounce during the same period last year. Company-wide production in the third quarter was 3.0 million ounces of silver and 32,317 ounces of gold, compared to 3.3 million ounces of silver and 30,566 ounces of gold in the third quarter of 2003. Third quarter gold production increased 16 percent over the second quarter of this year, and 47 percent over first quarter levels.

During the third quarter, results were adversely affected by a delay in concentrate shipments from the Company’s Cerro Bayo mine resulting from a temporary shutdown at the third-party smelter. Consequently, $7.7 million of sales under contract and $2.1 million of operating profit associated with the delivery of 583,315 ounces of silver and 10,298 ounces of gold was deferred to the fourth quarter of 2004. The smelter issue was resolved during the quarter and normal shipping of concentrates has resumed. As a result, in the recent third quarter, the Company reported a net loss of $18.1 million, or $0.08 per share, compared to a net loss of $17.6 million, or $0.10 per share a year ago. This year’s third quarter included $3.1 million in pre-development costs related to the Company’s two major development projects, San Bartolome and Kensington, which are designed to significantly increase future gold and silver production, and $14.9 million of non-recurring merger expenses. Third quarter exploration expenditures of $3.3 million were almost triple the exploration funds spent in the same period a year ago, as the Company maintained its expanded exploration program to increase reserves and discover new silver and gold mineralization around three of its producing properties in the U.S. and southern South America.

Operating cash flow of $(7.0) million, compared to $(0.2) million in the same period of 2003, was impacted by $14.9 million of expenses associated with Coeur’s tender offer for Wheaton River Minerals and $3.1 million of pre-development expenses associated with the Kensington and San Bartolome projects. EBITDA, excluding these expenses, improved to $5.5 million in the third quarter, compared to $4.1 million, excluding pre-development expenses, in the previous quarter, and from $(1.4) million in last year’s third quarter, excluding pre-development and restructuring charges.

For the first nine months of 2004, Company revenue was $87.4 million, an increase of 10 percent over the same period a year ago. For the first nine months of 2004, the Company realized an average silver price of $6.67 per ounce compared to an average realized price of $4.77 during the same period of last year. The Company realized an average price of $401 per ounce of gold compared to $339 per ounce during the same period last year. Production through the first nine months totaled 9.8 million ounces of silver and 82,277 ounces of gold. Last year through September 30, the Company produced 10.7 million ounces of silver and 93,410 ounces of gold.

Full year 2004 production is projected to reach approximately 13.7 million ounces of silver and approximately 132,000 ounces of gold, with the consolidated production of both metals expected to remain strong through the remainder of the year, with lower operating costs.

For the first nine months of 2004, the Company reported a net loss of $25.1 million, or $0.12 per share, which also included the future growth initiatives of $8.8 million in pre-development costs and $8.3 million in exploration expenses, or two-and-a-half times the exploration expenses in the first nine months of 2003. In addition, during the third quarter, results were adversely affected by a delay in concentrate shipments from the Company’s Cerro Bayo Mine resulting from a temporary shutdown at the third-party smelter. Consequently, $7.7 million of sales under contract and $2.1 million of operating profit associated with the delivery of 583,315 ounces of silver and 10,298 ounces of gold was deferred to the fourth quarter of 2004. The smelter issue was resolved during the quarter and normal shipping of concentrates has resumed. Also contributing to the loss was $14.9 million of non-recurring merger expenses. For the first nine-month period of 2003, the Company reported a loss of $53.4 million, or $0.35 per share, including $34.0 million of expenses related to the early retirement of debt.

The Company’s balance sheet remained very strong, with $218.4 million in cash, cash equivalents and short-term investments at September 30, 2004.

None of the Company’s future gold or silver production is hedged.

Overview of Operations

“Results from our combined South American operations during the third quarter were highlighted by increasing gold production and a reduction in cash costs from the second quarter to $2.95 per ounce of silver,” said Robert Martinez, President and Chief Operating Officer. “At Silver Valley, our operations continued to generate strong operating cash flow to fund our ongoing, long-term expansion plan. Finally, gold production rates at Rochester increased from the second quarter, but have not accelerated at the rate previously anticipated.”

South America

Cerro Bayo (Chile)/Martha (Argentina)

•	Third quarter production of 923,789 ounces of silver and 14,885 ounces of gold.
•	Cash costs of $2.95 per ounce of silver during third quarter.
•	Nine months production: 3.2 million ounces of silver and 37,365 ounces of gold.
•	Cash cost in the first nine months of $2.87 per ounce of silver.
•	Full year 2004 production expected at 4.7 million ounces of silver and 56,000 ounces of gold at estimated average cash cost of $2.10 per ounce of silver.
•	Drilling through first nine months has replaced expected 2004 production at Cerro Bayo, with mine life at Martha extended into mid-2006 with further exploration potential.

During the third quarter, gold production increased 25 percent from the second quarter of this year, due to increased gold grades processed from Cerro Bayo. Production from Cerro Bayo included ores from five different vein systems, including high-grade ounces from the Javiera and Cerro Bayo systems. During the quarter, mining at Martha began to include ores from the recently discovered and developed R-4 Deep and Mina Martha Deep zones, where higher-grade silver ores are expected to contribute to increased silver production in the fourth quarter. The ores from Cerro Bayo and Martha are combined and processed together at the Cerro Bayo plant.

At Martha, mining in the third quarter included the area around the recent high-grade drill hole MM68 intercepted earlier this year containing grades of over 580 ounces of silver per ton, which added more than 50,000 ounces to the quarterly production totals.

Exploration and development work thus far this year at Martha has successfully increased projected mine life into mid-2006, with additional exploration drilling continuing through the remainder of this year. For the full year at Cerro Bayo, cash costs are expected to be significantly lower at approximately $2.10 per ounce, as both gold and silver production continued to accelerate through the remainder of 2004.

Continued Reserve Expansion at Cerro Bayo and Martha

Reserve development drilling accelerated at Cerro Bayo in the third quarter and is ahead of planned drill footage for the year. So far in 2004, over 77,000 feet of drilling has taken place at sites near and around current mining areas. Cerro Bayo exploration this year is successfully meeting its budget and has already replaced expected production for 2004, with drilling to expand on those results scheduled for the remainder of the year.

Also, in the Cerro Bayo district, exploration drilling of new mineralized vein structures returned positive values from Lourdes Norte, Mercedes and Rosario at the east side of the holdings and at Cristal 1000 near the Company’s processing facilities at Laguna Verde to the west. The first hole at Rosario hit 9.8 feet of 0.13 ounces of gold and 8.04 silver ounces per ton. Follow-up drilling is planned for the fourth quarter. Since recommencement of production at Cerro Bayo in 2002, reserves have more than doubled.

At Martha and surrounding properties in Argentina, exploration continued in the third quarter to define new reserves and discover new mineralization. Over 69,200 feet of drilling has been completed through the third quarter of 2003 on all of the Company’s properties in Argentina; 85% of which was devoted to the area around the current Martha Mine. Since acquisition of Coeur’s 100%-owned Martha mine in 2002, reserves have increased more than 300%.

The focus of the recent quarter’s exploration at Martha was to expand and define new mineralization discovered earlier this year in the new Francisca and Catalina veins in the R4 Deep area. Results through the third quarter from these two vein discoveries and other areas has extended the mine life at Martha through mid-2006, with additional exploration potential.

North America

Rochester Mine (Nevada)

•	Third quarter silver production of 1.3 million ounces and 17,432 ounces of gold, a nine percent increase in gold production from the second quarter 2004.
•	Cash costs of $4.23 per ounce of silver, a seven percent decrease in costs from the second quarter of 2004.
•	Nine months production: 4.0 million ounces of silver and 44,912 ounces of gold.
•	Continued higher gold production expected through the remainder of the year.
•	Anticipated full year metals production of 5.5 million ounces of silver and 75,500 ounces of gold expected at an average cash cost of $3.36 per ounce of silver.

Production rates at the Rochester mine following commissioning of the new crushing plant did not recover to projected levels during the third quarter. However, production levels are now accelerating at the mine. By September, monthly gold recovery at Rochester had increased to approximately 7,000 ounces per month, with approximately 30,000 ounces expected through the remainder of the year. This is the result of the leaching of higher-grade gold ores placed on the pad earlier this year and the completion of the new Stage IV leaching areas, which allows for a higher than normal production rate. For the full year 2004, Rochester is expected to produce a total of approximately 5.5 million ounces of silver and 75,500 ounces of gold at an average full-year cash operating cost of $3.36 per ounce of silver.

Coeur Silver Valley – Galena Mine (Idaho)

•	Operations continue to generate operating cash flow to fund the long-term development plan.
•	Third quarter silver production of 785,296 ounces at a cash operating cost of $6.16 per ounce.
•	First nine months production of 2.6 million ounces of silver at average cash cost of $5.30 per ounce.
•	Development plan on track for expected future production increases and lower costs.
•	Full-year 2004 silver production of 3.5 million ounces expected at average cash cost of $5.26 per ounce.

Third quarter production at Silver Valley remained close to the Company’s budgeted targets for the period, with exploration and development work continuing for reserve expansion and future production increases. Cash costs at the mine were impacted in the quarter due to higher than budgeted labor costs. Development work at Silver Valley remains on track for increases in production and reduced cash costs that will maximize the mine’s cash flow and profitability going forward.

Exploration work at Silver Valley continued in the third quarter to test targets identified in the company’s long-range development plan and to identify new targets for later drill testing. Overall results to-date have discovered new silver mineralization in several targets. In the third quarter, initial drilling at the Deep Coeur target intersected an extension to the 483 vein in five of eight holes with thin, high-grade silver (0.9 feet at 51.3 ounces of silver per ton) intersected in one hole. Definition drilling commenced at the 4300 to 4600 Silver vein target this recent quarter, with the goal of defining over one million ounces of new reserves on this target by year-end. Drilling year-to-date under the Company’s optimization plan has already succeeded identifying reserves to replace all of the 2004 silver production.

Kensington (Alaska) gold project

At Coeur’s major gold project, Kensington in southeast Alaska, the Company anticipates that the U.S. Forest Service will issue the Final Supplemental EIS and Record of Decision on the project in the first quarter of 2005. Remaining federal and state permits could be issued during the first quarter of 2005. With initial production expected in 2006, Kensington is expected to produce approximately 100,000 ounces of gold annually over its expected ten to fifteen year mine life. The expected initial capital cost for Kensington is expected to be $91.5 million and per ounce operating costs are estimated at approximately $220. During the third quarter, the Juneau Planning Commission approved the final Allowable Use Permit for Kensington.

The Company has recently identified an opportunity to add 350,000 to 400,000 gold ounces at Kensington through a drilling program designed to upgrade a portion of the mineralized material to reserves. The program is expected to cost between $2 and $3 million and is estimated to take six months to complete. All work could be done from existing underground workings.

San Bartolome (Bolivia) silver project

•	Updated feasibility study completed; construction decision expected in the fourth quarter.
•	Recent Bolivian tax benefits would positively impact project construction.

At Coeur’s 100%-owned San Bartolome (Bolivia) silver project, the updated feasibility work was completed at the end of October. Based on the updated feasibility study, the Company now estimates construction capital to be $135 million with cash operating costs to be $3.65 per silver ounce produced. The increase in capital and operating cost is due to a number of factors including increases in commodity prices, such as fuel, concrete and steel; revised prices in contractor quotes from previous bids, higher labor costs; and some changes to the scope of the project since the estimates were first developed. A construction decision on San Bartolome is expected in the fourth quarter.

Recently, the government of Bolivia finalized regulations extending tax benefits to new investments in mining projects in the Potosí region, which will positively impact San Bartolomé. These benefits include the exemption of import duties and value added taxes for imported capital goods used for the processing and related facilities during the construction phase at San Bartolome.

Coeur d’Alene Mines Corporation (www.coeur.com) is the world’s largest primary silver producer, as well as a growing, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Cautionary Statement

This document contains numerous forward-looking statements relating to the Company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

COEUR D’ALENE MINES CORPORATION
PRODUCTION STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
ROCHESTER MINE
Silver ozs	1,324,127	1,717,947	3,951,428	4,160,993
Gold ozs	17,432	15,346	44,912	41,237
Cash costs per oz./silver	$4.23	$3.66	$4.78	$4.61
Full costs per oz./silver	$6.22	$4.43	$6.59	$5.54
COEUR SILVER VALLEY/GALENA MINE
Silver ozs	785,296	437,249	2,647,240	2,733,716
Cash costs per oz./silver	$6.16	$5.46	$5.30	$4.62
Full costs per oz./silver	$6.77	$5.91	$5.84	$4.96
CERRO BAYO/MARTHA MINE
Silver ozs	923,789	1,150,751	3,194,881	3,775,953
Gold ozs	14,885	15,220	37,365	52,173
Cash costs per oz./silver	$2.95	$1.18	$2.87	$0.73
Full costs per oz./silver	$4.64	$2.41	$4.54	$2.48
CONSOLIDATED PRODUCTION TOTALS
Silver ozs	3,033,212	3,305,947	9,793,549	10,670,662
Gold ozs	32,317	30,566	82,277	93,410
Cash costs per oz./silver	$4.34	$3.04	$4.30	$3.24
Full costs per oz./silver	$5.88	$3.92	$5.72	$4.31
CONSOLIDATED SALES TOTALS
Silver ozs. sold	2,790,537	3,144,852	9,345,292	10,911,567
Gold ozs. sold	26,172	29,258	73,408	97,287
Realized price per silver oz	$6.74	$4.94	$6.67	$4.77
Realized price per gold oz	$410	$341	$401	$339

        Note: “Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce produced as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis. By calculating the cash costs from each of the Company’s mines on the same unit basis, management can easily determine the gross margin that each ounce of gold and silver produced is generating.

        “Cash Costs” are costs directly related to the physical activities of producing silver and gold and include mining, processing and other plant costs, deferred mining adjustments, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals (primarily gold and copper) are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

        Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production set forth below.

Financial Measures That Supplement GAAP

We sometimes refer to data derived from consolidated financial information but not required by GAAP to be presented in financial statements. Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Specifically, we have referred to cash costs per ounce and EBITDA. Reconciliation of these non-GAAP financial measures to its most directly comparable GAAP financial measures—production costs and net income—follows.

RECONCILIATION OF TOTAL CASH COSTS TO PRODUCTION COSTS:
Three months ended September 30, 2004

	Rochester	Silver Valley	Cerro Bayo	Total
Production of Silver (ounces)	1,324,127	785,296	923,789	3,033,212
Cash Costs per ounce	$4.23	$6.16	$2.95	$4.34

Total Cash Costs (thousands)	$5,602	$4,840	$2,726	$13,168
Add/(Subtract):
Third Party Smelting Costs	(234)	(1,238)	(1,143)	(2,615)
By-Product Credit	7,007	846	5,971	13,824
Deferred Stripping Adjustment	(100)	--	--	(100)
Change in Inventory	(4,439)	(584)	(240)	(5,263)

Production Costs	$7,836	$3,864	$7,314	$19,014

Three months ended September 30, 2003

	Rochester	Silver Valley	Cerro Bayo	Total
Production of Silver (ounces)	1,717,947	437,249	1,150,751	3,305,947
Cash Costs per ounce	$3.66	$5.46	$1.18	$3.04

Total Cash Costs (thousands)	$6,296	$2,387	$1,357	$10,040
Add/(Subtract):
Third Party Smelting Costs	(234)	(648)	(1,946)	(2,828)
By-Product Credit	5,558	258	5,560	11,376
Deferred Stripping Adjustment	(80)	--	--	(80)
Change in Inventory	(280)	(476)	1,097	341

Production Costs	$11,260	$1,521	$6,068	$18,849

Nine months ended September 30, 2004

	Rochester	Silver Valley	Cerro Bayo	Total
Production of Silver (ounces)	3,951,428	2,647,240	3,194,881	9,793,549
Cash Costs per ounce	$4.78	$5.30	$2.87	$4.30

Total Cash Costs (thousands)	$18,900	$14,039	$9,171	$42,110
Add/(Subtract):
Third Party Smelting Costs	(655)	(3,919)	(4,087)	(8,661)
By-Product Credit	17,969	2,559	14,977	35,505
Deferred Stripping Adjustment	(302)	--	--	(302)
Change in Inventory	(12,239)	315	(4,400)	(16,324)

Production Costs	$23,673	$12,994	$15,661	$52,328

Nine months ended September 30, 2003

	Rochester	Silver Valley	Cerro Bayo	Total
Production of Silver (ounces)	4,160,993	2,733,716	3,775,953	10,670,662
Cash Costs per ounce	$4.61	$4.62	$0.73	$3.24

Total Cash Costs (thousands)	$19,196	$12,623	$2,770	$34,589
Add/(Subtract):
Third Party Smelting Costs	(600)	(3,530)	(4,967)	(9,097)
By-Product Credit	14,616	1,583	18,503	34,702
Deferred Stripping Adjustment	(241)	--	--	(241)
Change in Inventory	(4,112)	(22)	(79)	(4,213)

Production Costs	$28,859	$10,654	$16,227	$55,740

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA:
For the Three and Nine Months Ended September 30, 2004 and 2004

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net Loss	$(18,080)	$(17,611)	$(25,147)	$(53,369)
Depreciation and depletion	4,862	3,257	14,481	12,955
Interest	662	6,703	2,257	10,726
Income taxes	--	--	--	(7)
Pre-development	3,117	463	8,768	1,229
Merger expenses	14,894	--	14,894	--
Restructuring charges	--	5,769	--	33,957
Cumulative change in accounting principle	--	--	--	2,306

EBITDA	$5,455	$(1,419)	$15,253	$7,797

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2004	December 31, 2003
		(Restated)
ASSETS	(In Thousands)
CURRENT ASSETS
Cash and cash equivalents	$166,056	$62,417
Short-term investments	52,335	19,265
Receivables	6,892	8,103
Ore on leach pad	18,577	17,388
Metal and other inventory	18,378	12,535
Prepaid expenses and other	3,693	3,067

	265,931	122,775
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	84,481	87,546
Less accumulated depreciation	(52,421)	(52,868)

	32,060	34,678
MINING PROPERTIES
Operational mining properties	117,275	114,018
Less accumulated depletion	(98,107)	(90,245)

	19,168	23,773
Mineral interests	20,125	20,125
Non-producing and development properties	25,121	25,121

	64,414	69,019
OTHER ASSETS
Non-current ore on leach pad	24,626	14,705
Restricted investments	10,860	8,710
Debt issuance costs, net	5,832	87
Marketable securities	32	19
Other	8,624	9,474

	49,974	32,995

Total assets	$412,379	$259,467

COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2004	December 31, 2003
		(Restated)
LIABILITIES AND SHAREHOLDERS' EQUITY	(In Thousands)
CURRENT LIABILITIES
Accounts payable	$12,589	$7,772
Accrued liabilities	12,156	5,218
Accrued interest payable	473	120
Accrued salaries and wages	5,043	5,705
Current portion of remediation costs	824	1,278
Current portion of bank financing	--	2,367

	31,085	22,460
LONG-TERM LIABILITIES
1 1/4% Convertible Senior Notes due January 2024	180,000	--
7 1/4% Convertible Subordinated Debentures due October 2005	--	9,563
Reclamation and mine closure	21,992	20,934
Other long-term liabilities	7,010	9,032

	209,002	39,529
SHAREHOLDERS' EQUITY
Common Stock, par value $1.00 per share-authorized 500,000,000 shares, issued
214,319,770 and 214,195,186 at September 30, 2004 and December 31, 2003
(1,059,211 shares held in treasury at both dates, respectively)	214,320	214,195
Additional paid-in capital	543,263	542,900
Accumulated deficit	(570,198)	(545,050)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive loss	(1,903)	(1,377)

	172,292	197,478

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$412,379	$259,467

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		Restated		Restated
	(In Thousands, except per share data)
REVENUES
Sales of metal	$30,211	$23,636	$86,242	$78,245
Interest and other	1,056	326	1,142	1,071

Total revenues	31,267	23,962	87,384	79,316
COSTS AND EXPENSES
Production	19,014	18,849	52,328	55,740
Depreciation and depletion	4,862	3,257	14,481	12,955
Administrative and general	3,266	2,776	9,941	8,241
Exploration	3,270	1,154	8,256	3,367
Pre-development	3,117	463	8,768	1,229
Interest	662	6,703	2,257	10,726
Other holding costs	262	2,602	1,606	4,171
Merger Expenses	14,894	--	14,894
Loss on exchange and early retirement of debt	--	5,769	--	33,957

Total cost and expenses	49,347	41,573	112,531	130,386

LOSS FROM CONTINUING OPERATIONS
BEFORE TAXES AND CUMULATIVE EFFECT
OF CHANGE IN ACCOUNTING PRINCIPLE	(18,080)	(17,611)	(25,147)	(51,070)
Income tax benefit	--	--	--	7

NET LOSS BEFORE CUMULATIVE EFFECT
IN CHANGE IN ACCOUNTING PRINCIPLE	(18,080)	(17,611)	(25,147)	(51,063)
Cumulative effect of change in accounting principle	--	--	--	(2,306)

Net loss	(18,080)	(17,611)	(25,147)	(53,369)
Other comprehensive loss	333	78	(526)	(319)

COMPREHENSIVE LOSS	$(17,747)	$(17,533)	$(25,673)	$(53,688)

BASIC AND DILUTED LOSS PER SHARE:
Weighted average number of shares of common
stock outstanding	213,261	183,102	213,217	153,679

Net loss per common share before cumulative effect
of change in accounting principle	$(0.08)	$(0.10)	$(0.12)	$(0.33)
Cumulative effect of change in accounting principle	--	--	--	(0.02)

Net loss per common share	$(0.08)	$(0.10)	$(0.12)	$(0.35)

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		Restated		Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,080)	$(17,611)	$(25,147)	$(53,369)
Add (deduct) non-cash items:
Depreciation and depletion	4,862	3,257	14,481	12,955
Loss on early retirement of debt	--	5,769	--	33,957
(Gain) loss on embedded derivative	(1,395)	(323)	362	346
Non-cash interest expense	--	7,088	--	8,191
Cumulative effect of change in accounting principle	--	--	--	2,306
Compensation expense on restricted stock	321	302	994	520
Other charges	370	55	1,567	569
Changes in Operating Assets and Liabilities:
Receivables	3,277	3,116	1,211	(247)
Prepaid expenses and other	(74)	(4,492)	(388)	(3,798)
Inventories	(7,406)	612	(16,954)	(4,624)
Accounts payable and accrued liabilities	11,175	2,029	9,812	(1,341)

CASH USED IN OPERATING ACTIVITIES	(6,950)	(198)	(14,062)	(4,535)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(1,107)	(9,303)	(59,950)	(82,256)
Proceeds from sales of short-term investments	10,521	8,618	23,232	80,128
Capital expenditures	(2,732)	(7,391)	(5,858)	(15,102)
Other	41	312	278	225

CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	6,723	(7,764)	(42,298)	(17,005)
CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of long-term debt	--	(61)	(9,561)	(22,453)
Retirement of building loan	--	--	(1,200)	--
Proceeds from issuance of subordinated notes	--	--	180,000	--
Debt issuance costs	--	--	(6,089)	33,268
Proceeds from issuance of common stock	--	75,998	--	87,498
Bank Borrowings on working capital facility	--	6,265	6,056	22,868
Payments to Bank on working capital facility	--	(6,810)	(8,423)	(21,714)
Common stock repurchase	--	--	(793)	--
Other	1,424	(32)	9	(95)

CASH PROVIDED BY
FINANCING ACTIVITIES:	1,424	75,360	159,999	99,372

INCREASE IN CASH AND CASH EQUIVALENTS	1,197	67,398	103,639	77,832
Cash and cash equivalents at beginning of period	164,859	19,527	62,417	9,093

Cash and cash equivalents at end of period	$166,056	$86,925	$166,056	$86,925